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Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Lisa Masiello                 Richard Soshea                Nate James
CP Clare                      Teltone                       KVO Public Relations
978-524-6889                  425-951-3003                  503-221-2378
lmasiello@clare.com           rsoshea@teltone.com           nate_james@kvo.com


                      CP CLARE ACQUIRES TELTONE TECHNOLOGY
                      FOR NEW NETWORK INTERFACING SOLUTIONS

               -ADDS INDUSTRY-STANDARD TONE GENERATION & DETECTION
                     PRODUCTS TO MIXED SIGNAL IC PORTFOLIO-

BEVERLY, MA and BOTHELL, WA -Aug. 10, 2000 - CP Clare Corporation (NASDAQ: CPCL; d/b/a Clare), a recognized leader in high-performance mixed-signal integrated circuits (IC) and discrete semiconductor components, today announced it has agreed to acquire the integrated circuit business unit of Teltone Corporation, (OTCBB: TTNC) a leading provider of remote voice solutions and telecom equipment. The acquisition is expected to close August 25, 2000 and will be accounted for under the purchase method of accounting. Other terms were not disclosed. Tone generation and detection functions are fundamental for many new network interface applications including cellular and Internet phones, high-speed modems, central office switches, and other equipment that connects to the telephone network. The acquisition gives Clare's customers access to a portfolio of industry-standard tone signaling products as well as a family of proprietary advanced call progress and call detection IC's. The acquisition augments Clare's offering of mixed-signal IC products that support applications at the edge of the network.

"New applications such as Voice over Internet Protocol (VoIP), home gateways, Voice over DSL, Bluetooth enabled cordless phones etc., are driving strong demand for tone generation and call progress IC products. We expect this demand to continue to grow,"

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said Arthur R. Buckland, Clare President and CEO. "This accretive acquisition complements our existing product lines and expands our IC offering to our target markets that are developing and producing the next generation of voice based products that interface to the network.

"Teltone's tone generation and detection IC products have a strong heritage of reliability and network compatibility. This pre-packaged expertise allows system designers one of the fastest and most reliable paths from system specification to system production," said Richard Soshea, President and CEO, Teltone Corporation. "Teltone's strategic direction has been refocused over the past few months and the IC business, while significant, is no longer part of the new direction. Our sale of this business segment allows Teltone to focus on its rapidly growing remote voice and telecom equipment segments. The sale was facilitated by Alliant Partners, who had been retained earlier this year to help Teltone maximize shareholder value in each of its business segments."

ABOUT CLARE
Clare is a leader in the design and manufacture of high-performance mixed-signal integrated circuits, as well as high-voltage ICs and discrete semiconductor devices. The company's products enable communications by providing the critical interface between high-voltage electrical signals and the low-voltage electronics that process those signals. Leading manufacturers of data communications, telecommunications and industrial equipment around the world rely on Clare for semiconductors and specialized electronic components. Clare trades on the NASDAQ exchange under the symbol CPCL. Additional information about Clare can be found at www.clare.com.

ABOUT TELTONE
Teltone Corporation (OTCBB:TTNC) designs, develops and markets industry award-winning remote voice solutions that extend enterprise communications infrastructure to branch offices and other remote locations. With the OfficeLink line of products, companies are afforded seamless remote access to the PBX/ACD as well as CTI and intelligent routing applications. Teltone also provides a line of award-winning telecom

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test tools that can meet the needs of sales and tradeshow demonstration, engineering test and production test applications. Customers for these products include any manufacturer or developer of telecom equipment, which provides connectivity to the global public telephone network. For additional information about Teltone visit the company's Web site at www.teltone.com.


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